Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

DG FASTCHANNEL, INC.,

DGFC ACQUISITION CORP. V,

GTN, INC.,

AND

DOUGLAS M. CHEEK

June 13, 2007

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Article 3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	15
3.1.	Organization and Good Standing	16
3.2.	Authority and Validity	16
3.3.	Binding Effect	16
3.4.	Necessary Approvals and Consents	16
3.5.	No Brokerage Fees	16

Article 4.	COVENANTS	16
4.1.	Payment of Obligations Not Assumed	16
4.2.	Seller’s Employees	16
4.3.	Transaction Costs	17
4.4.	Nondisclosure	17
4.5.	Employee Plans	17
4.6.	Shareholder Approval	18
4.7.	Conduct of Business Prior to Closing	18
4.8.	Access	18

Article 5.	INDEMNIFICATION AND CERTAIN REMEDIES	18
5.1.	Indemnification by Seller and Cheek	18
5.2.	Indemnification by Purchaser	19
5.3.	Limitations of Liability	19
5.4.	Certain Remedies	20
5.5.	Attorneys’ Fees	21
5.6.	EXPRESS NEGLIGENCE	21
5.7.	Nonexclusive Remedies	21

Article 6.	MISCELLANEOUS	21
6.1.	Reliance	21
6.2.	Entire Agreement	21
6.3.	Counterparts	21
6.4.	Notices	21
6.5.	Successors and Assigns	22
6.6.	Applicable Law, Venue and Jurisdiction	22
6.7.	Waiver and Other Action	22
6.8.	Severability	22
6.9.	Certain Defined Terms	23
6.10.	Confidentiality	23

Article 7.	TERMINATION	23
7.1.	Termination by Purchaser	23
7.2.	Termination by Seller, the ESOP or Cheek	24

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Exhibits

Exhibit A – Assets

Exhibit B – Excluded Assets

Exhibit C – Liabilities Assumed

Exhibit D – Seller Employees

Schedules

Schedule 1.3	-	Wire Transfer Instructions
Schedule 1.4	-	Calculation of Working Capital
Schedule 2.6	-	Necessary Approvals and Consents
Schedule 2.8	-	Liens, Claims and Encumbrances
Schedule 2.9	-	Condition of Tangible Assets
Schedule 2.10	-	Intellectual Property
Schedule 2.10(a)	-	Licenses Granted
Schedule 2.12	-	Litigation and Government Claims
Schedule 2.13	-	Financial Statements
Schedule 2.16	-	Licenses and Permits
Schedule 2.19	-	Employee Benefit Plans
Schedule 2.20	-	Employee Matters
Schedule 2.21	-	Absence of Changes
Schedule 2.22	-	Material Agreements
Schedule 2.23	-	Contracts with Affiliates and Others
Schedule 2.24	-	Customers
Schedule 2.25	-	Brokerage Fees
Schedule 2.26	-	Real Property Leases

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of June 13, 2007 (the “Effective Date”), is entered into by and among DG FASTCHANNEL, INC., a Delaware corporation (“Parent”), DGFC ACQUISITION CORP. V, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), GTN, INC., a Michigan corporation (“Seller”), and DOUGLAS M. CHEEK (“Cheek”).  Parent, Purchaser, Seller and Cheek are collectively referred to herein as the “Parties.”

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used or useful in or relating to advertising duplication and distribution services for the advertising and broadcast industries and related business operations conducted by Seller (the “Business”) in accordance with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.
PLAN OF ACQUISITION

1.1.          Acquisition of Assets.

(a)           Upon the terms and conditions stated in this Agreement, Seller hereby agrees to sell, and Purchaser hereby agrees to acquire, all of the assets, business, property, goodwill and rights of Seller of every kind and character, whether real or personal, tangible or intangible, owned or leased, of or relating to the Business, excluding only the Excluded Assets (as defined in Section 1.1(b)).  The items being sold and purchased are collectively referred to herein as the “Assets.”  Without limiting the foregoing, the Assets include:

(i)            all of the properties and assets described on Exhibit A;

(ii)           the real property and improvements thereon commonly know as 1350 Combermere, Troy, Michigan ( the “Real Property”);

(iii)          all of Seller’s Intellectual Property Rights (as hereinafter defined) used in or for the Business;

(iv)          all rights in any data processing systems and equipment used or useful in the Business, including operations manuals, computer hardware, software, databases and related documentation, whether located at Seller’s offices or elsewhere;

(v)           all client, customer and supplier lists related to the Business;

(vi)          all furniture, fixtures and leasehold improvements used or useful in the Business;

(vii)         all rights of Seller under contracts relating to the Business, including all  rights of Seller under any real or personal property leases relating to the Business;

(viii)        all other intangible properties and assets of the Business;

(ix)           all accrued, asserted or unasserted claims of Seller against third parties relating to the Business;

(x)            all prepaid expenses and deposits of or for the Business;

(xi)           Seller’s accounts receivable; and

(xii)          all files, books and records of all kinds and forms regarding the foregoing.

(b)           The Assets sold and acquired hereunder shall not include any of the following (the “Excluded Assets”):

(i)            Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents related to the organization and existence of Seller; and

(ii)           the properties and assets described on Exhibit B; if any.

1.2.          Liabilities Assumed.  Upon the terms and conditions stated in this Agreement, at the Closing Purchaser agree to assume the liabilities of Seller specifically described on Exhibit C and similarly classified liabilities subsequently incurred in the ordinary course of business prior to the Closing that are not delinquent.  Purchaser does not assume, and shall not be responsible for, the payment, performance or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising, that are not specifically described on Exhibit C or described in the prior sentence.  Without limiting the preceding sentence, Seller, and not Purchaser, shall be responsible for any and all liabilities, responsibilities and obligations relating to the Excluded Assets.

1.3.          Purchase Price.  In addition to the liabilities assumed pursuant to Section 1.2, the total consideration to be paid by Purchaser to Seller for the Assets is ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.4, payable as follows:

(a)           at the Closing, an amount sufficient to satisfy all outstanding indebtedness of Seller to Comerica Bank and Shannon M. Cheek, Trustee under the Shannon M. Cheek Revocable Living Trust dated November 10, 2006, as set forth in the applicable payoff letters to be delivered by Seller to Purchaser prior to the Closing (the “Payoff Letters”), payable directly to Comerica Bank and Shannon M. Cheek, Trustee, for the benefit of Seller (the “Debt Payoff Amount”);

(b)           at the Closing, SIX HUNDRED THOUSAND DOLLARS ($600,000) (the “Escrow Amount”), to be deposited with a mutually acceptable escrow agent (the “Escrow

Agent”) to be held pursuant to the terms of an Escrow Agreement (the “Escrow Agreement”) in form reasonably acceptable to Purchaser and Seller, which amount, less the aggregate amount of claims made by Purchaser prior to the first anniversary of the Closing Date pursuant to Article 5 hereof, shall be distributed in accordance with the terms of the Escrow Agreement; and

(c)           at the Closing, an amount equal to the Purchase Price, less the Debt Payoff Amount and the Escrow Amount, payable in cash to Seller (by wire transfer in accordance with the wiring instructions for Seller set forth on Schedule 1.3).

1.4.          Post-Closing Working Capital Adjustment.

(a)           As soon as practicable following the Closing, Seller shall prepare or cause to be prepared a statement of Seller’s Working Capital as of the Closing Date (the “Draft Working Capital Closing Statement”).  For purposes hereof, “Working Capital” shall mean the amount of all current assets less current liabilities, but excluding accrued rent.  The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of “Working Capital,” using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Financial Statements (as defined herein), provided, however, that the accounting principles, practices, and methodologies shall be:  (i) subject in all respects to the definition of “Working Capital” and (ii) calculated in a manner consistent with Schedule 1.4.  Seller will deliver the Draft Working Capital Closing Statement to Purchaser not later than 30 days following the Closing Date.  Seller shall provide Purchaser reasonable access, during normal business hours, to the books and records of Seller and its subsidiaries and to the personnel and accountants of Seller and its subsidiaries in connection with the Draft Working Capital Closing Statement and any other matter under this Section 1.4.

(b)           The Draft Working Capital Closing Statement shall be final and binding upon the Parties, and shall be deemed to reflect the Closing Working Capital Amount, unless, within 30 days after receipt of the Draft Working Capital Closing Statement, Purchaser provides to Seller a report indicating its objections, if any, to the Draft Working Capital Closing Statement.  Any such objections shall be set forth in reasonable detail in a report (the “Report”) that shall indicate the grounds upon which Purchaser disputes the calculation of the Draft Working Capital Closing Statement.

(c)           During the period ending 30 days after the receipt of the Report, Purchaser and Seller shall endeavor in good faith to agree on any matters in dispute.  Each of Purchaser and Seller shall submit to the other their final good faith calculation of the Closing Working Capital Amount (the “Final Good Faith Estimate”).

(d)           If Seller and Purchaser are unable to agree on the resolution of any matters in dispute within 30 days after receipt by Seller of the Report, the matters in dispute (and only such matters) will be submitted for resolution to an independent accounting firm of national reputation as may be mutually acceptable to Seller and Purchaser (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within 30 days after such submission, determine and issue a written report to the Seller and Purchaser regarding such disputed items.  Each of Seller and Purchaser shall submit its Final Good Faith Estimate to the Independent Accounting Firm.  Such written decision shall be final and binding upon the Parties.  Seller and Purchaser shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible.  The fees and disbursements of the Independent Accounting Firm shall be borne by the Person whose Final Good Faith Estimate is furthest apart from the Closing Working Capital Amount determined by the Independent Accounting Firm.  In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(e)           The working capital statement incorporating the resolution of matters in dispute with respect to the Draft Working Capital Closing Statement is referred to as the “Working Capital Closing Statement.”  The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties, and shall be deemed to reflect the Closing Working Capital Amount.

(f)            The “WC Target” is $1,800,000.  If the Closing Working Capital Amount is less than the WC Target, the Purchase Price shall be reduced by such deficit (the “Post-Closing Working Capital Reduction”).  Seller shall pay to Purchaser the amount of any Post-Closing Working Capital Reduction.

(g)           Any payments to be made pursuant to this Section 1.4 shall be made, by transfer of same-day funds, within five Business Days after the date the Closing Working Capital Amount is established pursuant to this Section 1.4.

1.5.          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at one or more locations agreed upon by the Parties concurrently with the execution of this Agreement or at such other date agreed upon by the Parties, which date shall be referred to as the “Closing Date.”

1.6.          Conveyance Documents.

(a)           At the Closing, Seller and/or Purchaser, as appropriate, shall execute and/or deliver to the other:

(i)            a Bill of Sale and Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) in form acceptable to Purchaser;

(ii)           a General Warranty Deed with respect to the Real Property in form acceptable to Purchaser;

(iii)          required approvals, consents, including the consent of Northend Properties, LLC, and releases, including releases from Comerica Bank and Cheek, as may be reasonably requested by Purchaser; and

(iv)          a certificate as to (a) the incumbency of the officer of Seller executing this Agreement and other documents in connection with this Agreement and (b) the resolutions adopted by the Board of Directors and shareholders of Seller authorizing and approving the transactions contemplated by this Agreement.

(b)           Delivery of the documents at the Closing may be made by telecopy or (to some extent) in person.  The original or definitive copies of documents delivered by telecopy shall be sent by the delivering Party to the other Party or Parties by courier within three business days after the date of the Closing.  Each Party shall also deliver such other certificates and documents as the other Party or Parties may reasonably request to consummate the transactions contemplated by this Agreement.  All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.7.          Conditions Precedent to Closing.  The obligations of each Party to close the transactions contemplated hereby is subject to the fulfillment of the following conditions, or waiver thereof by the party to whom the obligation is due, at or prior to Closing, and the Parties will use commercially reasonable efforts to cause such conditions to be fulfilled:

(a)           The representations and warranties made by each Party herein are true and correct in all material respects as of the date hereof (except for representations and warranties that speak as of a certain date which shall be true and correct as of such date).

(b)           Each Party shall have complied with all of its covenants required to be performed at or prior to the Closing, including the execution and delivery of the documents described in Section 1.6.

(c)           Seller shall have obtained all necessary approvals and consents of its shareholders with respect to the transactions contemplated hereby.

(d)           Cheek shall have executed and delivered to Purchaser an employment agreement in form acceptable to Purchaser.

(e)           Seller and Purchaser shall have executed and delivered the Escrow Agreement, in form reasonably acceptable to Purchaser and Seller.

(f)            Purchaser shall be satisfied in its reasonable discretion, with the results of any environmental investigation and title search that it performs prior to Closing with respect to the Real Property;

(g)           No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Purchaser to own the Assets or to own or operate the Business after the Closing.

Notwithstanding anything to the contrary in this Agreement, the obligations of Purchaser to close the transactions contemplated hereby are also subject to the payoff amounts reflected in the Payoff Letters being less than Ten Million Nine Hundred Thousand Dollars ($10,900,000).

1.8.          Further Assurances.  After the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended so to be.

1.9.          Allocation of the Purchase Price.  Purchaser and Seller shall jointly, within thirty (30) days after the Closing Date, prepare a schedule in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), reflecting the allocation of the Purchase Price proportionately among the Assets (the “Tax Allocation Schedule”).  Purchaser and Seller shall cooperate and provide such information in order to prepare the Tax Allocation Schedule.  Purchaser and Seller shall report the purchase of the Assets in accordance with the Tax Allocation Schedule and Section 1060 of the Code for purposes of all federal, state and local tax returns (including amended returns and claims for refund and the filing of IRS Form 8594)) and information reports.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLER AND CHEEK

Seller and Cheek, jointly and severally, represent and warrant to Purchaser as of the Effective Date as follows:

2.1.          Organization, Good Standing and Qualification of Seller.  Seller is a corporation validly doing business in, and in good standing under the laws of the State of Michigan.  Seller is qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted or the ownership or leasing of its properties makes such qualification necessary.

2.2.          Subsidiaries.  Seller has no subsidiaries and, except as set forth on Schedule 2.2, does not own any shares of capital stock or other securities of any other person.

2.3.          Power and Authority of Seller.  Seller has the requisite corporate power and authority, and all licenses and permits from governmental authorities, to own, lease and operate its properties and assets and to carry on its business.

2.4.          Authority and Validity.  Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery and performance by Seller of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.

2.5.          Binding Effect.  This Agreement and the other documents required to be executed by Seller in connection with this Agreement, when executed and delivered, will have been duly executed and delivered by it and are or will be the legal, valid and binding obligations of it, enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and (ii) equitable principles of general applicability.

2.6.          Necessary Approvals and Consents.  Other than the consents, approvals and releases of third parties described on Schedule 2.6 hereto that will be delivered by Seller prior to Closing (except as otherwise provided herein), no authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person (including any governmental authority) is required as a condition to the execution, delivery or performance by Seller of this Agreement or the other documents executed by it in connection with this Agreement or the consummation by Seller of the transactions contemplated hereby and thereby.

2.7.          No Conflict with Other Instruments.  Having obtained the consents, approvals and releases of third parties set forth on Schedule 2.6, neither the execution, delivery or performance by Seller of this Agreement or the other documents executed by it in connection with this Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby will violate, breach, conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to, Seller’s Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument judgment, order, injunction or decree by which Seller is bound or to which any of its assets are subject.

2.8.          Title to Assets.

(a)           Seller has good and marketable title to all of the Assets, including those properties and assets described on Exhibit A.

(b)           The Assets are owned free and clear of any lien, claim or encumbrance, except as set forth on Schedule 2.8 hereto and except for:

(i)            liens for taxes, assessments or other governmental charges not yet delinquent; and

(ii)           statutory liens incurred in the ordinary course of business of the Business that are not yet delinquent.

(c)           As of the Closing, Seller will have conveyed to Purchaser, and Purchaser will own or lease, all assets of Seller necessary to or used or useful in the conduct of the Business as conducted by Seller immediately before the Closing Date.

2.9.          Condition of Tangible Assets.  Except as set forth on Schedule 2.9, the tangible Assets are in good operating condition and repair (except for ordinary wear and tear), are adequate for the uses to which they are being put in the ordinary course of business of the Business, and conform with all applicable laws, regulations and ordinances.

2.10.        Intellectual Property.  Seller owns or is properly licensed to use all Intellectual Property Rights used in or necessary to the conduct of the Business.  Schedule 2.10 sets forth a true and complete list and summary description of all Seller’s Intellectual Property Rights.  “Intellectual Property Rights” means any and all (i) trade names, trademarks, service marks, mask works and all registrations and applications for any of the foregoing; (ii) works of authorship, all copyrights related thereto and all registrations and applications therefor; (iii) inventions, discoveries, designs, industrial models, and all United States and foreign patent rights covered by, disclosed in, or otherwise related thereto, all registrations and applications therefor, and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof, (iv) right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing, (v) rights under intellectual property license agreements which grant licenses to Intellectual Property Rights of any other person to Seller (the “Intellectual Property Licenses”), (vi) goodwill associated with the foregoing and (vii) undocumented intellectual property, including know-how, trade secrets, processes, technology, discoveries, unpatented inventions and designs, software, formulae, procedures and other intellectual property, documentation relating to any of the foregoing, shop rights and the right to sue for past infringement or improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world.

(a)           Seller possesses all right, title and interest in and to all Intellectual Property Rights in which Seller has an ownership interest (the “Owned Intellectual Property”), free and clear of any encumbrance or other ownership interest of any other person.  Other than as set forth on Schedule 2.10(a), Seller has not granted to any person or obligated itself to grant to any person any license, option or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to Seller.  No person has either asserted any rights in or offered to grant Seller a license or any other right of use with respect to the Owned Intellectual Property.  Seller has no obligation to compensate any person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property.  None of the Owned Intellectual Property was developed as part of the performance of any obligation for any person other than Seller which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in or retained by Seller.

(b)           Neither Seller, nor, to the knowledge of Seller, any other person, is in breach of or default under any Intellectual Property License or any other contract or legal requirement relating to the Owned Intellectual Property or any Intellectual Property Rights licensed to Seller (the “Licensed Intellectual Property”).  Each Intellectual Property License to which Seller is a party is now, and will be in the foreseeable future (through the termination date set forth therein), valid and in full force and effect.

(c)           To the knowledge of Seller, the development, license, use, sale, distribution, modification and other exploitation of the Owned Intellectual Property and the Licensed Intellectual Property has not infringed on or otherwise violated the rights of any other person or constituted an unlawful disclosure, use or misappropriation of the right or rights of any other person.  Seller has not (i) infringed, misappropriated or otherwise violated, (ii) contributed to the infringement, misappropriation or other violation by others or (iii) induced infringement, misappropriation or other violation by others of the Intellectual Property Rights of any person.  Seller has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.  To the knowledge of Seller, no person is infringing upon, misappropriating or otherwise violating rights to the Owned Intellectual Property.  No complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid, unenforceable, incomplete or defective in any other way, has been made by any person.  For purposes of this Agreement, “knowledge” means the actual knowledge of the officers and directors of Seller and its officers, in each case including the knowledge that such persons would have had if they performed their duties to Seller in a prudent manner, but without any further independent investigation or inquiry, including with respect to potential or unmatured items, specifically for purposes of this Agreement.

2.11.        Taxes.  All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security, Medicare and unemployment insurance taxes, and sales, excise and use taxes; and all such taxes to be paid by Seller to governmental authorities have been collected or withheld and paid to the respective governmental authorities, or such monies have been accrued, reserved against and entered upon the books of Seller.  All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other tax and information returns and declarations required to have been filed before the Effective Date by Seller have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein.  Seller has paid in full all taxes, penalties, interest and related charges and fees to the extent such payments were or are required before and as of the Effective Date, and Seller will pay all income taxes, payroll and employee benefits, social security, withholding, sales, use, unemployment insurance taxes, and any and all other taxes and assessments due and payable by Seller to all city, state, county and federal taxing authorities for periods up to and through the date immediately preceding the Closing Date.  Seller does not have any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed.  No waivers or extensions of statutes of limitations or deadlines for assessments or collection of taxes is in effect.  There are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller, nor, to the knowledge of Seller, except as described on Schedule 2.11, is there any basis for any such action.  Except as described on Schedule 2.11, the tax returns and reports of Seller for tax years commencing on or after January 1, 2000 have never been audited by the Internal Revenue Service or any other taxing authority.

2.12.        Litigation and Government Claims.  Except as described on Schedule 2.12, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller, threatened against or affecting Seller or to which the Business or the Assets are subject.  None of such pending matters will, severally or in the aggregate, have an adverse effect on the business, results of operations, assets, or condition, financial or otherwise, of Seller, the Business or the Assets.  Except as described on Schedule 2.12, to the knowledge of Seller, there are no such proceedings threatened or contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Seller regarding the Business or the Assets.  None of such threatened or contemplated proceedings or unasserted claims would, severally or in the aggregate, have an adverse effect on the business, results of operations, assets or condition, financial or otherwise, of Seller, the Business or the Assets.

2.13.        Financial Information.

(a)           As set forth in Schedule 2.13, Seller has delivered to Purchaser financial information with respect to the Business (the “Financial Statements”).  The Financial Statements have been prepared from the books and records of Seller maintained in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods and throughout the periods involved (“GAAP”).  The Financial Statements present accurately and fairly, in accordance with GAAP, the financial information purported to be provided to Purchaser.

(b)           Seller’s books of account relating in any manner to the Business have been kept accurately in the ordinary course of business; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects.

2.14.        Solvency.  Seller is not now insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement.  In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller will not constitute unreasonably small capital, and Seller will not have insufficient capital with which to conduct its business and (iii) taking into account pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms.  As used in this Section 2.14, “insolvent” means that the sum of the present fair salable value of a person’s assets does not exceed its debts and other probable liabilities, and “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

2.15.        Insurance Notices.  Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of any insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller.

2.16.        Licenses and Permits.  Seller possesses all of the licenses, authorizations and permits listed in Schedule 2.16, accurate and complete copies of which have been delivered to Purchaser (the “Permits”).  The Permits constitute all of the licenses, authorizations and permits necessary under law or otherwise for Seller to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used.  Each of such Permits and Seller’s rights with respect thereto is valid and subsisting, in full force and effect and enforceable by Seller.  Seller is in compliance in all material respects with the terms of such Permits.  None of such Permits have been or, to the knowledge of Seller, are threatened to be revoked, canceled, suspended or modified.  Except as set forth in Schedule 2.16, all of the Permits are transferable to Purchaser.

2.17.        Compliance with Laws; No Judgments, Decrees, or Orders in Restraint of Business.  As conducted by Seller, the Business is in compliance with all applicable statutes, laws, ordinances, decrees, orders, rules and regulations of any governmental body.  Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or any other person enjoining or restricting Seller in respect of any business practice or the acquisition of any property or the conduct of its business.

2.18.        No Violation of Any Instrument.  Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of Seller pursuant to, its Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, agreement, judgment, order, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business is subject.

2.19.        Employee Benefit Matters.

(a)           Set forth in Schedule 2.19 is a true, complete and correct list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance stock option, bonus and other employee benefit plans, arrangements, agreements and practices which relate to employee benefits sponsored, maintained or contributed to by Seller, or any other corporation or trade or business under common control with Seller or treated as a single employer with Seller as determined under Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), or under which Seller or any ERISA Affiliate has any current or future obligation or liability with respect to a present or former officer, employee, agent or consultant of Seller or under which any present or former officer, employee, agent or consultant of Seller, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits (collectively, the “Employee Plans”).  Schedule 2.19 also identifies all former employees and other qualified beneficiaries who have elected continuation health coverage pursuant to Sections 601-608 of ERISA (“COBRA Coverage”) or who will be eligible as a result of an event occurring prior to the Closing Date to elect COBRA Coverage.

(b)           All the Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance in all material respects with all applicable laws and all procedural requirements applicable to the GTN, Inc. Employees’ Stock Ownership Plan and Trust (the “ESOP”) as a result of the transactions contemplated by this Agreement have been satisfied, or will be satisfied prior to Closing.

(c)           Neither Seller nor an ERISA Affiliate has within the past six years had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA.  No other trade or business is, or, at any time within the past six years, has been treated, together with Seller or an ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(d)           Neither Seller nor any ERISA Affiliate has any current or future obligation or liability with respect to an Employee Plan pursuant to the provisions of a collective bargaining agreement.

(e)           Purchaser will incur no liability, cost or expense arising from, or with respect to, any Employee Plan or any other similar plan or arrangement maintained, or contributed to, by Seller or any ERISA Affiliate, including specifically the ESOP.

2.20.        Employee Matters.

(a)           Set forth on Schedule 2.20 is a complete list of all current employees of Seller whose services relate in any way to the Business, including date of employment, current title and compensation (including base pay and bonus), and date and amount of last increase in compensation.  Except as set forth on Schedule 2.20, since December 31, 2006, no salaried employee of Seller has terminated his or her employment with Seller for any reason.

(b)           Seller is not a party to any collective bargaining or other labor union contract.

(c)           Except as set forth on Schedule 2.20, in all material respects, Seller is in compliance with applicable laws and regulations regarding employment, wages, hours, equal opportunity, unfair labor practices and payment of Social Security and other taxes, and no complaint alleging any violation of such laws or regulations by Seller has been filed or, to the knowledge of Seller, threatened to be filed with or by any governmental body.

(d)           Seller has not experienced, and has no reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of its business, including without limitation, any such stoppage, slow down or interference as a result of any announcement of or the consummation of the transactions contemplated hereby.

(e)           To the knowledge of Seller, the employment of any employee by Seller is not a violation of any noncompetition, nonsolicitation or similar agreement to which such employee or Seller may be subject.

2.21.        Absence of Changes.  Since December 31, 2006, except as described in Schedule 2.21, there has not been:

(a)           any event that, individually or when taken together with all other events, would create a material adverse effect on the business, results of operations, assets, or condition, financial or otherwise, of Seller, the Business or the Assets;

(b)           any increase in salary, bonus or other compensation payable to any officers, employees or agents of Seller, other than annual increases and bonuses made in the ordinary course of business consistent with past practices;

(c)           any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Assets, whether or not covered by insurance;

(d)           any sale, assignment or transfer of any of the assets of Seller, except for inventory in the ordinary course of business consistent with past practices;

(e)           any waiver by Seller of any material rights related to the Business or its operations or any of the Assets;

(f)            any change by Seller in its accounting or tax reporting methods, principles or practices;

(g)           any other transaction, agreement or commitment entered into by Seller affecting the Business or any of the Assets, except in the ordinary course of business consistent with past practices and in an amount that would not have a material affect on Seller individually or in the aggregate;

(h)           a loss of any customer who paid Seller more than $300,000 in any year since 2004; or

(i)            any agreement or understanding to do or resulting in any of the foregoing.

2.22.        Contracts and Commitments.

(a)           Schedule 2.22 lists each agreement and arrangement, whether written or oral, (x) to which Seller is a party or by which Seller or any of the Assets is bound and (y) that relates to and is material to the Business or the Assets (“Material Agreements”), including without limitation (i) any agreements or arrangements under which Seller has any liability in excess of $10,000; (ii) any leases or licenses with a term of one year or more or pursuant to which Seller is entitled to or obligated to pay in excess of $10,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment pursuant to which Seller is entitled or obligated to pay in excess of $10,000; (iv) any service agreements or arrangements with an aggregate obligation in excess of $10,000; (v) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $10,000 for which Seller has any liability, (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of Seller, or any affiliate or family member thereof; and (viii) any other agreement or arrangement pursuant to which Seller could be required to make or be entitled to receive aggregate payments in excess of $10,000 and which is not cancelable without penalty upon 30 days notice.

(b)           Seller has performed all of its obligations under each Material Agreement, and to the knowledge of Seller, there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Agreement.

(c)           Each Material Agreement is valid, binding and in full force and effect and enforceable by Seller in accordance with its respective terms.  There has been no termination or threatened termination or notice of default under any Material Agreement.  Seller has delivered to Purchaser a copy of each written Material Agreement and a written summary of all material terms of each oral Material Agreement.

(d)           Except as set forth in Schedule 2.6, no consent of any person is required in connection with the transactions contemplated by this Agreement to preserve the rights of

Seller under or to prevent any disadvantage to Seller in respect of any Material Agreement.  All consents set forth on Schedule 2.6 will be obtained prior to the Closing Date.

2.23.        Contracts with Affiliates and Others.  Except as set forth on Schedule 2.23, no director or officer of Seller, nor any person who is a spouse or descendant of such director or officer, serves as a director, officer, shareholder, partner or equity owner of any customer or supplier of the Business or any entity that is a competitor of Seller.  Since January 1, 2005, except as set forth on Schedule 2.23, no director or officer of Seller, nor any person who is a spouse or descendant of such director or officer, has been a party to any transaction with Seller or any of its subsidiaries (other than for ordinary course services as officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from any such person or any entity in which such person has a substantial interest or is an officer, director, trustee, partner or similar position.

2.24.        Significant Customers.  Set forth on Schedule 2.24 is a correct and complete list of each customer of the Business, together with the amount (in dollars) of gross revenues of the Business derived from such customer during the years ended December 31, 2006 and 2005.  Seller has not received any notice from such customer, or has knowledge, that such customer (i) has terminated or ceased, or has significantly reduced the volume or amount of, its business with the Business or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise, or (ii) will refuse to do business with Purchaser after the Closing on substantially the same terms and conditions as it did business with Seller before the Closing.

2.25.        No Brokerage Fees.  Other than as set forth in Schedule 2.25, neither Seller nor any officer, director or employee of Seller has employed any broker or finder or incurred any liability for any brokerage fees, or commissions or finders’ fees in connection with the transactions contemplated hereby.

2.26.        Real Property Leases.  Accurate and complete copies of the real property leases described in Schedule 2.26 (the “Real Property Leases”) have been delivered or made available to Purchaser on or prior to the Effective Date.  Each Real Property Lease is valid, binding, subsisting and enforceable. Seller has not received notice that Seller is in default under any Real Property Lease, and there is no existing material breach, violation, default, event of default or event, occurrence, or act that, with or without the giving of notice, lapse of time, or the occurrence of any other event, would constitute a default under any Real Property Lease.  The consummation of the transactions contemplated hereby will not affect the continuance in full force and effect of any Real Property Lease.  There is no dispute among any of the parties to each Real Property Lease, and no penalty has been incurred with respect thereto.  Seller has not received notice of any plan or intention of any landlord or any other party to a Real Property Lease to exercise any right to cancel or terminate a Real Property Lease in advance of its stated termination date, and Seller does not know of any fact that would justify the exercise of such right (whether or not such notice is subject to any applicable cure period).

2.27.        Owned Real Property; Environmental Matters.

(a)           The Real Property is and has been used and operated in compliance with all applicable contracts, commitments, licenses and permits.  Seller has not received any notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the Real Property or the conduct of the business on or at the Real Property, and there is no such violation.  No condition or law precludes or restricts, or would reasonably be expected to preclude or restrict, continuation of the present use of the Real Property.  The Real Property is in good condition, free from material defect, and there are no latent defects thereon.

(b)           There are and have been no conditions, or violations of any applicable federal, state, local or foreign law or regulation, that could affect the Real Property. As a result of the transactions contemplated hereby, Purchaser will not become subject to any environmental liability of any kind.

(c)           With respect to the Real Property, Seller has not received any notice or other communication concerning any (i) violation or alleged violation of any environmental laws, ordinances, regulations, rules or requirements, whether or not corrected to the satisfaction of the appropriate authority, or (ii) liability or alleged liability for environmental damages. There exists no writ, injunction, decree, order or judgment nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or, to the knowledge of Seller, threatened, relating to the ownership, use, maintenance or operation of the Real Property by any person or from the alleged violation of any environmental law, ordinances, regulations, rules or requirements, or from the suspected presence of hazardous materials or substances thereon, nor does there exist any reasonable basis for such writ, injunction, decree, order or judgment, lawsuit, claim, proceeding, citation, directive, summons or investigation.

(d)           The Real Property and the uses and activities thereon, comply and have at all times complied with all environmental laws, ordinances, regulations, rules and requirements.

(e)           The Real Property is not encumbered by any lien under any environmental law, ordinance, regulation, rule or requirement, listed on any contaminated site list, or is the subject of any restriction or notice filed or recorded under any environmental law.

(f)            The Real Property does not contain any polychlorinated biphenyls or friable asbestos.

2.28.        Accuracy of Information Furnished.  To the knowledge of Seller and Cheek, no representation or warranty by Seller or Cheek in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not false or misleading.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Effective Date as follows:

3.1.          Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.          Authority and Validity.  Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery and performance by it of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.

3.3.          Binding Effect.  This Agreement and the other documents executed by Purchaser in connection with this Agreement have been duly executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (ii) equitable principles of general applicability.

3.4.          Necessary Approvals and Consents.  No authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person (including any or governmental authority) is required as a condition to the execution, delivery or performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement or the consummation by it of the transactions contemplated hereby and thereby.

3.5.          No Brokerage Fees.  Neither Purchaser nor any officer, director or employee of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders’ fees in connection with the transactions contemplated hereby.

ARTICLE 4.
COVENANTS

4.1.          Payment of Obligations Not Assumed.  All obligations of Seller not specifically assumed by Purchaser in this Agreement, including all liability for income taxes, sales taxes and other taxes accruing prior to the Closing Date or relating to the purchase of the Business and the Assets, shall be paid by Seller, and Purchaser shall have no responsibility therefor.

4.2.          Seller’s Employees.

(a)           Purchaser shall offer employment on an “at will” basis to the employees of Seller listed on Exhibit D hereto with respect to the Business on the Closing Date (a “Seller Employee”).  However, Purchaser does not covenant as to the actual employment of any Seller Employee or to any terms and conditions of any such employment.

(b)           Seller Employees shall be employed by Purchaser solely in accordance with Purchaser’s hiring and other employment policies and procedures, which may differ from Seller’s employment policies and procedures.

(c)           Purchaser will arrange to provide medical and dental insurance benefits to the Seller Employees and their dependents consistent with Parent’s employee benefits as promptly as is practicable after the Closing Date pursuant to medical and life insurance plans sponsored or maintained by Parent.

(d)           Purchaser will not be liable for any severance payments asserted against Seller or any other liability, including, without limitation, any liability with respect to health care continuation coverage under COBRA, or obligation to, any former employees of Seller or Seller Employee who does not accept an offer of employment from Purchaser.

(e)           The understandings set forth in this Section 4.2 are solely for the purpose of defining the obligations between Purchaser and Seller with respect to the individuals employed in the operation of Seller as of the Closing and will not be construed as creating any employment contract or other contract between Purchaser, Parent or Seller, on the one hand, and any such employee, on the other.  All such employees will remain terminable at will by Purchaser or Seller, as the case may be.  No third party beneficiaries are intended by this Section 4.2.

4.3.          Transaction Costs.  Purchaser will pay all attorneys’, accountants’, finders’, brokers’ and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement.  Seller will pay all attorneys’, accountants’, finders’, brokers’ and other fees, costs and expenses incurred by Seller in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement.  In addition, Seller shall pay, at Closing, all estimated fees and expenses of the Escrow Agent, and Seller or Cheek shall pay, all additional fees and expenses of the Escrow Agent arising after the Closing.

4.4.          Nondisclosure.  Seller and Cheek acknowledge and agree that all customer, prospect and marketing lists, sales data, Intellectual Property Rights, proprietary information and trade secrets of Seller (collectively, the “Confidential Information”) are valuable, special and unique assets constituting part of the Assets and, following the Closing, will be owned exclusively by Purchaser.  Prior to and after the Closing, Seller and Cheek agree to treat the Confidential Information as confidential and not to disclose any Confidential Information to any person or make use of any Confidential Information for its own purposes or for the benefit of any other person (other than Purchaser), except (a) to the extent Seller is required to disclose the Confidential Information pursuant to applicable laws and regulations or by any subpoena or similar legal process; provided, however, that in such instance, Seller agrees to provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order from such disclosure, (b) to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement), or (c) to the extent reasonably necessary for Seller to operate its business as currently conducted prior to the Closing.

4.5.          Employee Plans.

(a)           Purchaser shall not assume or continue any Employee Plan or have any responsibility or liability whatsoever with respect to any Employee Plan.

(b)           Seller will take all actions necessary and appropriate to terminate its Employee Plans as of Closing, subject to Employee Plan participants’ rights to benefits accrued prior to Closing, and with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code, Seller will submit such Employee Plan to the Internal Revenue Service as soon as administratively practicable following Closing for the purpose of requesting a favorable determination regarding the tax-qualified status of the Employee Plan in connection with its termination.  Seller will timely file all Forms 5500 with respect to each Employee Plan for which such form is required to be filed, including a final Form 5500 for each such Plan.

4.6.          Shareholder Approval.  Seller shall use its commercially reasonable efforts to cause a meeting of its shareholders to be held to approve the transactions contemplated hereby as soon as practicable after the date hereof, but in any event not later than twenty (20) days following the date hereof.

4.7.          Conduct of Business Prior to Closing.  Except with the prior written consent of Purchaser, prior to Closing, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of Seller consistent with past practices.  Without limitation, pending the Closing, Seller shall not, except as otherwise permitted by this Agreement, enter into any additional contracts or agreements with employees, directors or consultants of Seller, or make or agree to make any changes to any existing contracts or agreements or plans with or for the benefit of employees, directors or consultants of Seller without Buyer’s prior written consent.

4.8.          Access.  Seller shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and furnish Purchaser all documents, records and information with respect to the Assets as Purchaser and its representatives may request, all for the purpose of permitting Purchaser to become familiar with the Assets, and performing any investigations as it determines to be proper with respect to the Real Property.

ARTICLE 5.
INDEMNIFICATION AND CERTAIN REMEDIES

5.1.          Indemnification by Seller and Cheek.  Seller and Cheek, jointly and severally, shall indemnify and hold Parent and Purchaser, and their officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (a “Loss and Expense”) asserted against or incurred by Purchaser, Parent or any of their officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with any or all of:

(a)           any misrepresentation or breach by Seller and Cheek of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller and Cheek in connection herewith;

(b)           the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets;

(c)           income, franchise, sales, use and other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Seller conducted before the Closing Date;

(d)           sales, transfer and other taxes, including any penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement;

(e)           liabilities  and obligations relating to the Excluded Assets (whether before, on or after the Closing Date), other liabilities and obligations of Seller or the Business not specifically assumed by Purchaser in this Agreement and any liability of Seller or any other person to the trustee of the ESOP;

(f)            any actual or threatened violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state or local laws, rules or regulations, common law or strict-liability provisions, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters (“Environmental Laws”) arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring before the Closing Date relating in any way to the Assets or the Business (including the ownership, operation or use of the Assets and the conduct of the Business before the Closing Date), including the presence of any underground storage tanks or any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous, or with respect to which remedial obligations may be imposed, under any Environmental Laws or (ii) exposure to which may pose a health or safety hazard (“Environmental Materials”) on, in, under or affecting all or any portion of Seller’s properties or any surrounding areas, and any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance, pollutant or contaminant) (“Release”) or threatened Release with respect to such underground storage tanks or Environmental Materials, and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Environmental Materials; but excluding any violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws that is attributable solely to a change by Purchaser in the structure, use or condition of any of the Assets on or after the Closing Date; and

(g)           any Loss and Expense of defending against any claims which may be made against Purchaser by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring before the Closing Date.

5.2.          Indemnification by Purchaser.  Purchaser shall indemnify and hold Seller harmless from and against any Loss and Expense asserted against or incurred by Seller (a) resulting from or arising out of or in connection with any misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith, (b) resulting from or arising out of or in connection with the operations of Assets on and after the Closing Date, other than liabilities not assumed by Purchaser herein, or (c) in connection with any liabilities or obligations of Seller or the Business specifically assumed by Purchaser in this Agreement.

5.3.          Limitations of Liability.  The obligations to indemnify pursuant to this Article 5 are subject to the following limitations:

(a)           Except as expressly provided otherwise herein, (i) each representation and warranty set forth in Section 2.11 (Taxes), Section 2.19 (Employee Benefit Plans), and Section 5.1(f) contained herein shall survive the Closing until, and will expire and be of no further force and effect on, the conclusion of ninety (90) days after the expiration of the appropriate statute of limitations with respect thereto, (ii) each representation and warranty set forth in Section 2.1 (Organization, Good Standing and Qualification of Seller), Section 2.3 (Power and Authority of Seller), Section 2.4 (Authority and Validity), Section 2.5 (Binding Effect), Section 2.7 (No Conflict with Other Instruments), Section 2.8 (Title to Assets), Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Validity), and Section 3.3 (Binding Effect) shall survive forever (subject to any applicable statute of limitations) and (iii) each other representation and warranty set forth in Article 2 and Article 3 shall survive until, and will be of no further effect on, the conclusion of twelve (12) months after the Closing Date.  The other obligations hereunder shall survive forever, except as otherwise provided herein.

(b)           No indemnified party shall be entitled to recover for any Loss and Expense incurred for breaches of representations and warranties (including any representation and warranty contained in any certificate delivered pursuant to this Agreement) unless a claim for such Loss and Expense has been asserted by written notice, specifying the details of the alleged claim, delivered to the indemnifying party prior to the time set forth in Section 5.3(a).

(c)           The indemnification obligation of an indemnifying party in this Section 5.3 shall not be affected by the failure of the indemnified party to give notice in accordance with this Section 5.3 unless the indemnifying party is materially prejudiced thereby; provided, however, that the amount that the indemnifying party’s liability shall be reduced or limited is the extent of any actual prejudice.

(d)           No indemnitee shall have the right to be indemnified pursuant to this Article 5 until such indemnitee shall have incurred, on a cumulative basis, aggregate Loss and Expense in an amount exceeding Twenty Thousand Dollars ($20,000), in which event such indemnitee shall be indemnified for the aggregate amount of any Loss and Expense subject to indemnification under this Article 5, other than Loss and Expense related to liabilities not specifically assumed by Purchaser or breaches of any post-Closing covenant, for which such limitation shall not apply.  Notwithstanding the foregoing, Cheek shall not have any obligations pursuant to this Section 5.3 in an amount in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), in addition to the Escrow Amount.

(e)           Nothing in this Article 5 shall limit claims by a party against another party for fraudulent or willful misrepresentation or fraudulent conduct or preclude a party from exercising equitable remedies against another party, including, without limitation, specific performance or injunctions.  No limitation of liability or restriction as to time shall apply to indemnification for any liability that is not specifically assumed by Purchaser, including any liability of Seller or any other person to the trustee of the ESOP.

5.4.          Certain Remedies.  Each Party acknowledges that a refusal without just cause by such Party to comply with the agreements made herein will cause irreparable harm to the other Party or Parties for which there may be no adequate remedy at law.  In such circumstance, a Party or Parties not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the Party or Parties that so refused to comply with or breached this Agreement.

5.5.          Attorneys’ Fees.  In any action or proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees incurred in connection with such enforcement action or proceeding.

5.6.          EXPRESS NEGLIGENCE.   THE INDEMNIFICATION AGREEMENTS SET FORTH IN THIS AGREEMENT ARE INTENDED TO, AND SHALL HAVE THE EFFECT OF, INDEMNIFYING A PERSON AGAINST THE RESULTS OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE.

5.7.          Nonexclusive Remedies.  Notwithstanding anything to the contrary in this Agreement, the rights and remedies provided in this Article 5 shall not be exclusive of any other rights or remedies afforded to any Party, whether by contract, at law or in equity.  The rights and remedies provided in this Agreement are cumulative, and the exercise of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to exercise any or all other rights or remedies to which it is entitled.

ARTICLE 6.
MISCELLANEOUS

6.1.          Reliance.  Notwithstanding the investigations conducted, and the opportunities to investigate and to verify afforded, by each Party hereunder, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties of that Party made in this Agreement and the other documents executed, delivered or furnished in connection herewith.

6.2.          Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, and the other documents executed or delivered pursuant hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the Parties with respect to such transactions.  Section and other headings are for reference only and shall not affect the interpretation or construction of this Agreement.  The Parties have not made any representations or warranties except as expressly set forth in this Agreement, the Exhibits, the Schedules or in any other document executed and delivered in connection herewith.

6.3.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

6.4.          Notices.  All notices, demands, requests and other communications that may be or are required to be given, made, sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered personally, delivered by courier or mailed by first class, registered or certified mail, return receipt requested, postage prepaid or transmitted by telecopy, addressed as follows:

If to Seller (following the Closing),	DG FastChannel, Inc.
Parent or Purchaser:	750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
Attn: Omar A. Choucair
Fax: (972) 581-2100

With a copy to:	Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attn: David R. Earhart
Fax: (214) 999-3645

If to Seller (prior to Closing)	GTN, Inc.
or Cheek:	13320 North End Ave.
Oak Park, MI 48237
Attn: Douglas M. Cheek
Fax:(248) 414-5198

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, made or sent.  Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, made, sent and received for all purposes at such time as it is delivered to or received by the addressee (with the return receipt, the delivery receipt, the affidavit of courier, or (with respect to a telecopy) the confirmation being deemed conclusive evidence of such delivery or receipt) or at such time as delivery or receipt is refused by the addressee upon presentation.

6.5.          Successors and Assigns.  This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective heirs, personal representatives, successors and permitted assigns.  No Party may assign its or his rights or obligations under this Agreement without the prior written consent of the other Parties; any purported assignment without that consent shall be void.

6.6.          Applicable Law, Venue and Jurisdiction.  The laws of the State of Texas shall govern this Agreement, its terms and conditions, the interpretation hereof, and the rights and obligations of the Parties hereunder.  Any action at law or in equity brought to interpret or enforce this Agreement or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication in federal or state courts located in Dallas County, Texas, and the Parties consent to the exclusive jurisdiction of such Texas state and federal courts and agree to the validity of service of process in any such action by registered or certified mail, return receipt requested.

6.7.          Waiver and Other Action.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party or Parties against which enforcement of the amendment, modification or supplement is sought.

6.8.          Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, may be possible and be legal, valid or enforceable.

6.9.          Certain Defined Terms.  When used in this Agreement, (i) “including” shall not signify any limitation or restriction, (ii) “hereof,” “herein,” “hereby” and similar terms shall be deemed references to this Agreement as a whole, (iii) “person” shall include natural persons, entities of any kind, and governmental authorities and (iv) “Section,” “Exhibit” and “Schedule” shall refer to a Section, an Exhibit and a Schedule, respectively, of or to this Agreement, unless otherwise stated.  Pronouns referring to any gender shall be deemed references to each other gender as appropriate.

6.10.        Confidentiality.  At all times after the Effective Date, each of the Parties will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates and such affiliates’ respective officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the “Information”), except to the extent (i) necessary for such Party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is otherwise available from third persons without restriction on its further  disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other party of any required disclosure of the Information to or before any court or regulatory agency or in any civil or administrative proceeding), or (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other party hereto, any of its officers, representatives, brokers, attorneys, advisers or affiliates, or any of such affiliates, respective officers, representatives, brokers, attorneys, advisers or affiliates, or any affiliate of any of them.  Notwithstanding the foregoing, Parent shall be permitted to disclose the terms of this Agreement, including filing a copy of this Agreement, with the Securities and Exchange Commission.

ARTICLE 7.
TERMINATION

7.1.          Termination by Purchaser.  Purchaser may terminate this Agreement by written notice to Seller and Cheek prior to the Closing if (a) any of the conditions precedent to its obligation to consummate the transactions contemplated hereby stated herein has not been fulfilled prior to September 30, 2007, (b) in Purchaser’s reasonable opinion Seller or Cheek has failed to comply with any material term or condition of this Agreement after notice and a reasonable opportunity to cure, (c) Seller and Cheek or any of the Seller’s officers has provided Purchaser with materially inaccurate information or has failed to disclose fully to Purchaser any materially unfavorable information about the business or assets of Seller, the ESOP or Cheek, (d) there has been a materially adverse change in the business, assets or liabilities of Seller or in the ability of Seller to carry out any obligation under this Agreement or (e) for any reason other than a default by Purchaser the Closing has not occurred by September 30, 2007.

7.2.          Termination by Seller or Cheek.  Seller or Cheek may terminate this Agreement by written notice to Purchaser prior to the Closing if (a) in Seller’s or Cheek’s reasonable opinion, Purchaser has failed to comply with any material term or condition of this Agreement after notice and a reasonable opportunity to cure or (b) if for any reason other than a default by Seller or Cheek the Closing has not occurred by September 30, 2007.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PARENT:

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg
Scott K. Ginsburg
Chief Executive Officer

PURCHASER:

DGFC ACQUISITION CORP. V

By:	/s/ Scott K. Ginsburg
Scott K. Ginsburg
Chief Executive Officer

SELLER:

GTN, INC.

By:	/s/ Douglas M. Cheek
Douglas M. Cheek
Chief Executive Officer

CHEEK:

/s/ Douglas M. Cheek
Douglas M. Cheek